Exhibit 10.1
Execution Copy
UNIT PURCHASE AGREEMENT
BY AND AMONG
LINN ENERGY, LLC
AND
THE PURCHASERS NAMED HEREIN

UNIT PURCHASE AGREEMENT
     UNIT PURCHASE AGREEMENT, dated as of May 30, 2007 (this “Agreement”), by and among LINN ENERGY, LLC, a Delaware limited liability company (“Linn Energy”) and each of the purchasers named in Schedule 2.01 to this Agreement (each such purchaser a “Purchaser” and, collectively, the “Purchasers”).
     WHEREAS, Linn Energy desires to sell approximately $260,000,000.00 of Units to the Purchasers;
     WHEREAS, the Purchasers desire to purchase severally an aggregate of approximately $260,000,000.00 of Units from Linn Energy in accordance with the terms and provisions of this Agreement;
     WHEREAS, Linn Energy desires to reduce indebtedness outstanding under Linn Energy’s revolving credit facility out of the proceeds from Linn Energy’s sale of approximately $260,000,000.00 of Units to the Purchasers; and
     WHEREAS, Linn Energy has agreed to provide the Purchasers with certain registration rights with respect to the Purchased Units acquired pursuant to this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Linn Energy and each of the Purchasers, severally and not jointly, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “8-K Filing” shall have the meaning specified in Section 5.04.
     “Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.
     “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning specified in the introductory paragraph.

     “Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.
     “Board of Directors” means the board of directors of Linn Energy.
     “Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in Houston, Texas or New York, New York.
     “Buy-In” shall have the meaning specified in Section 9.08.
     “Buy-In Price” shall have the meaning specified in Section 9.08.
     “Closing” shall have the meaning specified in Section 2.02.
     “Closing Date” shall have the meaning specified in Section 2.02.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitment Amount” means the dollar amount set forth opposite each Purchaser’s name on Schedule 2.01 to this Agreement under the heading “Gross Proceeds to Issuer.”
     “Delaware LLC Act” shall have the meaning specified in Section 3.02(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
     “Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Linn Energy, its Subsidiaries or any of their Property or any of the Purchasers.
     “Indemnified Party” shall have the meaning specified in Section 8.03.
     “Indemnifying Party” shall have the meaning specified in Section 8.03.
     “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.
     “Limited Liability Company Agreement” shall have the meaning specified in Section 2.01(a).
     “Linn Energy” shall have the meaning specified in the introductory paragraph.
     “Linn Energy Financial Statements” shall have the meaning specified in Section 3.03.
     “Linn Energy Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of Linn Energy and its Subsidiaries, taken as a whole, measured against those assets, liabilities, financial condition, business, operations, prospects or affairs reflected in the Linn Energy SEC Documents, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to and do not have a material disproportionate impact on Linn Energy and its Subsidiaries but also affect other Persons who participate in or are engaged in the lines of business of which Linn Energy and its Subsidiaries participate or are engaged, (ii) the ability of Linn Energy and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis or (iii) the ability of Linn Energy to consummate the transactions under any Basic Document.
     “Linn Energy Related Parties” shall have the meaning specified in Section 8.02.
     “Linn Energy SEC Documents” shall have the meaning specified in Section 3.03.
     “Lock-Up Date” means 60 days following the date that a registration statement under the Securities Act is declared effective by the Commission to permit resale of the Units (including the Units issued upon conversion of the Class B Units) sold in the October 24, 2006 private placement and the Units (including the Units issued upon conversion of the Class C Units) sold in the February 1, 2007 private placement.
     “Party” or “Parties” means Linn Energy and the Purchasers, individually or collectively, as the case may be.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Placement Agent Fees” means the fees that Linn Energy is obligated to pay to each of Citigroup Global Markets Inc., RBC Capital Markets Corporation, Lehman Brothers Inc. and Jefferies & Company, Inc. upon the closing of the transactions contemplated by this Agreement.

     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchase Price” means the aggregate of each Purchaser’s Commitment Amount set forth opposite the Purchaser’s name on Schedule 2.01 to this Agreement under the heading “Gross Proceeds to Issuer.”
     “Purchased Units” means the Units to be issued and sold to the Purchasers pursuant to this Agreement.
     “Purchaser” shall have the meaning specified in the introductory paragraph.
     “Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under the Basic Documents on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under any Basic Document.
     “Purchaser Related Parties” shall have the meaning specified in Section 8.01.
     “Purchasers” shall have the meaning specified in the introductory paragraph.
     “Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit C, to be entered into at the Closing, among Linn Energy and the Purchasers.
     “Representatives” of any Person means the officers, managers, directors, employees, agents and other representatives of such Person.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
     “Subsidiary” means, as to any Person, any corporation or other entity of which a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.
     “Transfer Agent” means Computershare Trust Company, N.A. in its capacity as transfer agent for the Units.
     “Unit Price” shall have the meaning specified in Section 2.01(c).

     “Unitholders” means the Unitholders of Linn Energy (within the meaning of the Limited Liability Company Agreement).
     “Units” means the Units of Linn Energy representing limited liability company interests.
     Section 1.02. Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
ARTICLE II
SALE AND PURCHASE
     Section 2.01. Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, Linn Energy hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from Linn Energy, the number of Purchased Units set forth opposite its name on Schedule 2.01 hereto. Each Purchaser agrees to pay Linn Energy the Unit Price for each Purchased Unit as set forth in Section 2.01(b). The respective obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The failure or waiver of performance under this Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by any Basic Document. Except as otherwise provided in this Agreement or the other Basic Documents, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
          (a) Units. The number of Purchased Units to be issued and sold to each Purchaser by Linn Energy is set forth opposite such Purchaser’s name on Schedule 2.01 hereto. The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Units as set forth in the Second Amended and Restated Limited Liability Company Agreement of Linn Energy, dated as of January 19, 2006 (the “Limited Liability Company Agreement”), as amended.
          (b) Consideration. The amount per Unit each Purchaser will pay to Linn Energy to purchase the Purchased Units (the “Unit Price”) shall be $33.50.

     Section 2.02. Closing. The execution and delivery of the Basic Documents (other than this Agreement), the delivery of certificates representing the Purchased Units (which may be delivered within 7 days following the Closing Date), the payment by each Purchaser of its respective Commitment Amount and execution and delivery of all other instruments, agreements and other documents required by this Agreement (the “Closing”) shall take place on June 1, 2007 (the “Closing Date”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LINN ENERGY
     Linn Energy represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows:
     Section 3.01. Corporate Existence. Linn Energy: (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware; (ii) has all requisite limited liability company power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted as described in the Linn Energy SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Linn Energy Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not reasonably be expected to have a Linn Energy Material Adverse Effect.
     Section 3.02. Capitalization and Valid Issuance of Purchased Units.
          (a) As of the date of this Agreement, and prior to the issuance and sale of the Purchased Units, the issued and outstanding membership interests of Linn Energy consist of 57,806,071 Units. All of the outstanding Units have been duly authorized and validly issued in accordance with applicable Law and the Limited Liability Company Agreement and are fully paid (to the extent required under the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”).
          (b) Other than Linn Energy’s existing (i) Long-Term Incentive Plan and (ii) Memorandum of Understanding Regarding Compensation Arrangements for Members of its Board of Directors, Linn Energy has no equity compensation plans that contemplate the issuance of Units (or securities convertible into or exchangeable for Units). Linn Energy has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote. Except as set forth in the first sentence of this Section 3.02(b), as contemplated by this Agreement or as are contained in the Limited Liability Company Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Linn Energy or any of its Subsidiaries to issue, transfer or sell any limited liability company interests or other equity interests in Linn Energy or any of its Subsidiaries or securities convertible into or exchangeable for such limited liability company interests or other equity interests, (ii) obligations of Linn

Energy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited liability company interests or other equity interests in Linn Energy or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Linn Energy or any of its Subsidiaries is a party with respect to the voting of the equity interests of Linn Energy or any of its Subsidiaries.
          (c) (i) All of the issued and outstanding equity interests of each of Linn Energy’s Subsidiaries are owned, directly or indirectly, by Linn Energy free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under Linn Energy’s or Linn Energy’s Subsidiaries’ credit facilities filed as exhibits to the Linn Energy SEC Documents), and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by the organizational documents of Linn Energy’s Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by Section 18-607 of the Delaware LLC Act or the organizational documents of Linn Energy’s Subsidiaries, as applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Linn Energy SEC Documents, neither Linn Energy nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.
          (d) The offer and sale of the Purchased Units and the membership interests represented thereby will be duly authorized by Linn Energy pursuant to the Limited Liability Company Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Liability Company Agreement, the Registration Rights Agreement and applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.
          (e) The Purchased Units will be issued in compliance with all applicable rules of The Nasdaq Global Market. Prior to the Closing Date, Linn Energy will submit to The Nasdaq Global Market a Notification Form: Listing of Additional Units with respect to the Purchased Units. Linn Energy’s currently outstanding Units are quoted on The Nasdaq Global Market and Linn Energy has not received any notice of delisting.
          (f) The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Units as set forth in the Limited Liability Company Agreement. A true and correct copy of the Limited Liability Company Agreement, as amended through the date hereof, has been filed by Linn Energy with the Commission on January 19, 2006 as Exhibit 3.1 to Linn Energy’s Current Report on Form 8-K, as amended by Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC filed with the Commission on October 25, 2006 as Exhibit 4.1 to Linn Energy’s Current Report on Form 8-K and Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC filed with the Commission on February 5, 2007 as Exhibit 4.1 to Linn Energy’s Current Report on Form 8-K.

     Section 3.03. Linn Energy SEC Documents. Linn Energy has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Linn Energy SEC Documents”). The Linn Energy SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Linn Energy Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Linn Energy SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Linn Energy as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. KPMG LLP is an independent registered public accounting firm with respect to Linn Energy and has not resigned or been dismissed as independent registered public accountants of Linn Energy as a result of or in connection with any disagreement with Linn Energy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
     Section 3.04. No Material Adverse Change. Except as set forth in or contemplated by the Linn Energy SEC Documents, since December 31, 2006, Linn Energy and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Linn Energy Material Adverse Effect, (ii) acquisition or disposition of any material asset by Linn Energy or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in Linn Energy’s accounting principles, practices or methods or (iv) incurrence of material indebtedness.
     Section 3.05. Litigation. Except as set forth in the Linn Energy SEC Documents, there is no Action pending or, to the knowledge of Linn Energy, contemplated or threatened against Linn Energy or any of its Subsidiaries or any of their respective officers, directors or Properties, which (individually or in the aggregate) reasonably would be expected to have a Linn Energy Material Adverse Effect, or which challenges the validity of this Agreement.
     Section 3.06. No Breach. The execution, delivery and performance by Linn Energy of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents to which it is a party, and compliance by Linn Energy with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to Linn Energy or any of its Subsidiaries or any of their respective Properties, (b)

conflict with or result in a violation of any provision of the Certificate of Formation of Linn Energy or the Limited Liability Company Agreement or any organizational documents of any of Linn Energy’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Linn Energy or any of its Subsidiaries is a party or by which Linn Energy or any of its Subsidiaries or any of their respective Properties may be bound or (ii) any other agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Linn Energy or any of its Subsidiaries, except in the cases of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not, individually or in the aggregate, reasonably be expected to have a Linn Energy Material Adverse Effect.
     Section 3.07. Authority. Linn Energy has all necessary limited liability company power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by Linn Energy of each of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of Linn Energy, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity. Except as contemplated by this Agreement, no approval by the Unitholders is required as a result of Linn Energy’s issuance and sale of the Purchased Units.
     Section 3.08. Approvals. Except as contemplated by this Agreement or as required by the Commission in connection with Linn Energy’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Linn Energy of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Linn Energy Material Adverse Effect.
     Section 3.09. MLP Status. Linn Energy met for the taxable year ended December 31, 2006, and Linn Energy expects to meet for the taxable year ending December 31, 2007, the gross income requirements of Section 7704(c)(2) of the Code, and accordingly Linn Energy is not, and does not reasonably expect to be, taxed as a corporation for U.S. federal income tax purposes or for applicable tax purposes. Linn Energy indicated in the Form K-1 for the year ended December 31, 2006, that its Unitholders may be subject to state income taxes in the following jurisdictions: California, New York, Oklahoma, Pennsylvania, Texas, Virginia and West Virginia.

     Section 3.10. Investment Company Status. Linn Energy is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.11. Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Units pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither Linn Energy nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.
     Section 3.12. Certain Fees. Except for the Placement Agent Fees, no fees or commissions will be payable by Linn Energy to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. The Purchasers shall not be liable for any such fees or commissions. Linn Energy agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Linn Energy or alleged to have been incurred by Linn Energy in connection with the sale of Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 3.13. No Side Agreements. Except for the confidentiality agreements entered into by and between each of the Purchasers and Linn Energy, there are no other agreements by, among or between Linn Energy or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.
     Section 3.14. Internal Accounting Controls. Except as disclosed in the Linn Energy SEC Documents, Linn Energy and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     Section 3.15. Preemptive Rights or Registration Rights. Except (i) as set forth in the Limited Liability Company Agreement, (ii) as set forth in the other organizational documents of Linn Energy and its Subsidiaries, (iii) as provided in the Basic Documents or (iv) for existing awards under Linn Energy’s Long-Term Incentive Plan and Memorandum of Understanding Regarding Compensation Arrangements, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any capital stock or limited liability company or membership interests of Linn Energy or any of its Subsidiaries, in each case pursuant to any other agreement or instrument to which any of such Persons is a party or by which any one of them may be bound. Neither the execution of this Agreement nor the issuance of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any securities of Linn Energy, other than pursuant to the Registration Rights Agreement.

     Section 3.16. Insurance. Linn Energy and its Subsidiaries are insured against such losses and risks and in such amounts as Linn Energy believes in its sole discretion to be prudent for its businesses. Linn Energy does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.
     Section 3.17. Acknowledgment Regarding Purchase of Purchased Units. Linn Energy acknowledges and agrees that (i) each of the Purchasers is participating in the transactions contemplated by this Agreement and the other Basic Documents at Linn Energy’s request and Linn Energy has concluded that such participation is in Linn Energy’s best interest and is consistent with Linn Energy’s objectives and (ii) each of the Purchasers is acting solely in the capacity of an arm’s length purchaser. Linn Energy further acknowledges that no Purchaser is acting or has acted as an advisor, agent or fiduciary of Linn Energy (or in any similar capacity) with respect to this Agreement or the other Basic Documents and any advice given by any Purchaser or any of its respective Representatives in connection with this Agreement or the other Basic Documents is merely incidental to the Purchasers’ purchase of Purchased Units. Linn Energy further represents to each Purchaser that Linn Energy’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by Linn Energy and its Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
     Each Purchaser, severally and not jointly, represents and warrants to Linn Energy with respect to itself, on and as of the date of this Agreement and on and as of the Closing Date, as follows:
     Section 4.01. Valid Existence. Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.02. No Breach. The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents to which it is a party, and compliance by such Purchaser with the terms and provisions hereof and thereof and the purchase of the Purchased Units by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound or

(ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.02 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.03. Investment. The Purchased Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities. Notwithstanding the foregoing, each Purchaser may at any time enter into one or more total return swaps with respect to such Purchaser’s Purchased Units with a third party provided that such transactions are exempt from registration under the Securities Act.
     Section 4.04. Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, Linn Energy that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.
     Section 4.05. Receipt of Information; Authorization. Such Purchaser acknowledges that it has (a) had access to the Linn Energy SEC Documents and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Linn Energy regarding such matters.
     Section 4.06. Restricted Securities. Such Purchaser understands that the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Linn Energy in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

     Section 4.07. Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. Linn Energy will not be liable for any such fees or commissions. Such Purchaser agrees, severally and not jointly with the other Purchasers, that it will indemnify and hold harmless Linn Energy from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 4.08. Legend. It is understood that the certificates evidencing the Purchased Units initially will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”
     Section 4.09. No Side Agreements. Except for the confidentiality agreements entered into by and between such Purchaser and Linn Energy, there are no other agreements by, among or between Linn Energy or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties. Notwithstanding the foregoing, with respect to Lehman Brothers Inc., the representation made in this Section 4.09 is made only by Lehman Brothers MLP Partners, L.P., as currently configured, and does not apply to Lehman Brothers Inc. or any of its Affiliates, other than Lehman Brothers MLP Partners, L.P., as currently configured.
     Section 4.10. Short Selling. Such Purchaser represents that it has not entered into any Short Sales of the Units owned by it between the time it first began discussions with Linn Energy or the Placement Agents about the transactions contemplated by this Agreement and the date hereof (it being understood that the entering into a total return swap should not be considered a Short Sale of Units).
ARTICLE V
COVENANTS
     Section 5.01. Subsequent Public Offerings. Without the written consent of the holders of a majority of the Purchased Units, taken as a whole, from the date of this Agreement until the Lock-Up Date, Linn Energy shall not, and shall cause its directors, officers and Affiliates not to, grant, issue or sell any Units or other equity or voting securities of Linn Energy, any securities convertible into or exchangeable therefor or take any other action that may result in the issuance of any of the foregoing, other than (i) the issuance of Awards (as defined in Linn Energy’s Long-Term Incentive Plan) or the issuance of Units upon the exercise of options to purchase Units granted pursuant to Linn Energy’s existing (a) Long-Term Incentive Plan or (b) Memorandum of Understanding Regarding Compensation Arrangements for Members of its Board of Directors,

(ii) the issuance or sale of up to an aggregate of 15 million Units issued or sold in a registered public offering to finance future acquisitions that are accretive to cash flow per Unit (or the repayment of indebtedness incurred in connection with such accretive acquisitions) at a price no less than 110% of the Unit Price, or in a private offering to finance future acquisitions that are accretive to cash flow per Unit (or the repayment of indebtedness incurred in connection with such accretive acquisitions) at a price no less than 105% of the Unit Price, and (iii) the issuance of up to 15 million Units as purchase price consideration in connection with future acquisitions that are accretive to cash flow per Unit. Notwithstanding the foregoing, Linn Energy shall not, and shall cause its directors, officers and Affiliates not to, sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Units to the Purchasers.
     Section 5.02. Purchaser Lock-Up. Without the prior written consent of Linn Energy, each Purchaser agrees that from and after the Closing it will not sell any of its Purchased Units prior to the Lock-Up Date; provided, however, that each Purchaser may: (i) enter into one or more total return swaps or similar transactions at any time with respect to the Purchased Units purchased by such Purchaser; or (ii) transfer its Purchased Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser provided that such Affiliate agrees to the restrictions in this Section 5.02.
     Section 5.03. Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Linn Energy and each Purchaser will, and Linn Energy shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or Linn Energy, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Basic Documents.
     Section 5.04. Non-Disclosure; Interim Public Filings. Linn Energy shall, on or before 8:30 a.m., New York time, on the first Business Day following execution of this Agreement, issue a press release acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby, but excluding the material terms of the Basic Documents. Before 8:30 a.m., New York Time, on the first Business Day following the Closing Date, Linn Energy shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to such Current Report on Form 8-K this Agreement and the other Basic Documents, in the form required by the Exchange Act. Thereafter, Linn Energy shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby and provide copies thereof to the Purchasers promptly after filing. Except with respect to the 8-K Filing and the press release referenced above (a copy of which will be provided to the Purchasers for their review as early as practicable prior to its filing), Linn Energy shall, at least two Business Days prior to the filing or dissemination of any disclosure required by this Section 5.04, provide a copy thereof to the Purchasers for their review. Linn Energy and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or The Nasdaq Global Market (or other exchange on which securities of Linn Energy are listed or traded) with respect to the transactions contemplated hereby, and neither Party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by Law, in which case the disclosing Party shall promptly provide the other Party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, Linn Energy shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, without the prior written consent of such Purchaser except to the extent the names of the Purchasers are included in this Agreement as filed as an exhibit to the 8-K Filing and the press release referred to in the first sentence above. Linn Energy shall not, and shall cause each of its respective Representatives not to, provide any Purchaser with any material non-public information regarding Linn Energy from and after the issuance of the above-referenced press release without the express written consent of such Purchaser.
     Section 5.05. Use of Proceeds. Linn Energy shall use the collective proceeds from the sale of the Purchased Units to reduce indebtedness outstanding under Linn Energy’s revolving credit facility.
     Section 5.06. Tax Information. Linn Energy shall cooperate with the Purchasers and provide the Purchasers with any reasonably requested tax information related to their ownership of the Purchased Units.
     Section 5.07. Capital Account Adjustment. To the extent that the Purchase Price is less than the trading price of the Units on The Nasdaq Global Market as of the Closing Date, Linn Energy intends to specially allocate items of book and taxable income to the Purchasers so that their capital accounts in their Units are consistent, on a per-unit basis, with the capital accounts of the other holders of Units (and thus to assure fungibility of all Units). Such special allocation will occur upon the earlier to occur of any taxable period of Linn Energy ending upon, or after, (i) a book-up event or book-down event in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or a sale of all or substantially all of the assets of Linn Energy occurring after the date of the issuance of the Purchased Units or (ii) a transfer by a Purchaser of Units to a Person that is not an Affiliate of the holder. A Purchaser holding a Unit shall be required to provide notice to Linn Energy of the transfer of a Unit to a Person that is not an Affiliate of the Purchaser no later than the last Business Day of the calendar year during which such transfer occurred, unless by virtue of the application of clause (i) above, Linn Energy has determined that the Units transferred are consistent, on a per-unit basis, with the capital accounts of the other holders of Units.
     Section 5.08. Short Selling Acknowledgement and Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Units acquired hereunder by the Purchaser until such time as the Registration Statement (as defined in the Registration Rights Agreement) is declared effective (it being understood that the entering into of a total return swap should not be considered a Short Sale of Units). No Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of Linn Energy otherwise owned by such Purchaser or borrowed from a broker after the date the press release contemplated by this Agreement is issued by Linn Energy.
ARTICLE VI
CLOSING CONDITIONS
     Section 6.01. Conditions to the Closing.
          (a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
     (i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and
     (ii) there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.
          (b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
     (i) Linn Energy shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by Linn Energy on or prior to the Closing Date;
     (ii) the representations and warranties of Linn Energy contained in this Agreement that are qualified by materiality or Linn Energy Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
     (iii) since the date of this Agreement, no Linn Energy Material Adverse Effect shall have occurred and be continuing;

     (iv) Linn Energy shall have submitted to The Nasdaq Global Market a Notification Form: Listing of Additional Units with respect to the Purchased Units and no notice of delisting from The Nasdaq Global Market shall have been received by Linn with respect to the Units; and
     (v) Linn Energy shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Linn’s closing deliveries described in Section 7.01 of this Agreement.
          (c) Linn Energy’s Conditions. The obligation of Linn Energy to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (which may be waived by Linn Energy in writing, in whole or in part, to the extent permitted by applicable Law):
     (i) each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;
     (ii) the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
     (iii) since the date of this Agreement, no Purchaser Material Adverse Effect shall have occurred and be continuing; and
     (iv) each Purchaser shall have delivered, or caused to be delivered, to Linn at the Closing, such Purchaser’s closing deliveries described in Section 7.02 of this Agreement.
ARTICLE VII
CLOSING DELIVERIES
     Section 7.01. Linn Energy Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Linn Energy shall have delivered, or caused to be delivered, to each Purchaser:
          (a) the Purchased Units by delivering certificates (bearing the legend set forth in Section 4.08) evidencing such Purchased Units at the Closing, all free and clear of any Liens, encumbrances or interests of any other party; provided, however, that such certificates may be delivered within seven Business Days of the Closing Date;

          (b) opinions addressed to the Purchasers from outside legal counsel to Linn Energy and from the General Counsel of Linn Energy, each dated the Closing Date, substantially similar in substance to the form of opinions attached to this Agreement as Exhibit A;
          (c) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit B, which shall have been duly executed by Linn Energy;
          (d) a certificate of the Secretary of Linn Energy dated as of the Closing Date substantially in the form attached to this Agreement as Exhibit C;
          (e) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the due organization and good standing in the State of Delaware of Linn Energy;
          (f) the Officer’s Certificate substantially in the form attached to this Agreement as Exhibit D; and
          (g) a receipt, dated the Closing Date, executed by Linn Energy and delivered to each Purchaser certifying that Linn Energy has received the Purchase Price with respect to the Purchased Units.
     Section 7.02. Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser shall have delivered, or caused to be delivered, to Linn Energy:
          (a) payment to Linn Energy of such Purchaser’s Commitment Amount by wire transfer(s) of immediately available funds to Comerica Bank, Dallas, Texas, ABA Routing Number: 111 000 753, Linn Energy Account Number: 100431881049249;
          (b) a receipt, dated the Closing Date, executed and delivered (within five Business Days after the receipt hereinafter referenced) by each Purchaser to Linn Energy certifying that such Purchaser has received the Purchased Units set forth opposite such Purchaser’s name on Schedule 2.01; and
          (c) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit B, which shall have been duly executed by such Purchaser.
ARTICLE VIII
INDEMNIFICATION, COSTS AND EXPENSES
     Section 8.01. Indemnification by Linn Energy. Linn Energy agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by Linn Energy of the proceeds of any sale of the Purchased Units or (ii) the breach of any of the representations, warranties or covenants of Linn Energy contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.
     Section 8.02. Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Linn Energy and its Representatives (collectively, “Linn Energy Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the covenants of such Purchaser contained herein.
     Section 8.03. Indemnification Procedure. Promptly after any Linn Energy Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.
ARTICLE IX
MISCELLANEOUS
     Section 9.01. Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to”. Whenever Linn Energy has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of Linn Energy unless otherwise specified. Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
     Section 9.02. Survival of Provisions. The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement indefinitely. The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of Linn Energy and the Purchasers pursuant to Section 3.12, Section 4.07 and Article VIII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.
     Section 9.03. No Waiver; Modifications in Writing.
          (a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

          (b) Specific Waiver. Except as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Linn Energy from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.
     Section 9.04. Binding Effect; Assignment.
          (a) Binding Effect. This Agreement shall be binding upon Linn Energy, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VIII, and their respective successors and permitted assigns.
          (b) Assignment of Purchased Units. All or any portion of a Purchaser’s Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws, Section 5.02 of this Agreement, and the Registration Rights Agreement.
          (c) Assignment of Rights. Each Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of Linn Energy (i) to any Affiliate of such Purchaser or (ii) in connection with a total return swap or similar transaction with respect to the Purchased Units purchased by such Purchaser, and in each case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. Except as expressly permitted by this Section 9.04(c), such rights and obligations may not otherwise be transferred except with the prior written consent of Linn Energy (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.
     Section 9.05. Aggregation of Purchased Units. All Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     Section 9.06. Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality agreement in favor of Linn Energy shall continue to be bound by such confidentiality agreement in accordance with the terms thereof until Linn Energy discloses on Form 8-K with the Commission the transactions contemplated hereby.

     Section 9.07. Communications. All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

(a)	If to Lehman Brothers MLP Partners, L.P.:

Lehman Brothers MLP Partners, L.P.
399 Park Avenue, 9th Floor
New York, New York 10111
Attention: Kyri Loupis

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036-4039
Attention: Jeffery Delaney, Esq.
Phone: (212) 858-1000
Facsimile: (212) 858-1500
Email: jeffery.delaney@pillsburylaw.com

(b)	If to Fir Tree Value Master Fund, LP
or Fir Tree Recovery Master Fund LP:

Fir Tree, Inc.
505 Fifth Ave., 23rd Floor
New York, New York 10017
Attention: Brian Meyer
Facsimile: (212) 599-1330

(c)	If to Credit Suisse Management LLC:

Credit Suisse Management LLC
1 Madison Avenue
New York, New York 10010
Attention: Jerrold Gordon
Phone: (212) 538-6320
Facsimile: (212) 538-4095
Email: jerrold.gordon@credit-suisse.com

(d)	If to Citigroup Financial Products Inc.:

Citigroup Global Markets
390 Greenwich St., 3rd Floor
New York, New York 10013
Attention: Brendan O’Dea

(e)	If to Gracie Capital, LP, Gracie Capital, LP II,
Gracie Capital Intl, Ltd or Gracie Capital Intl, Ltd II:

Gracie Capital, LP
Gracie Capital, LP II
Gracie Capital Intl, Ltd
Gracie Capital Intl, Ltd II
590 Madison Ave, 28th Floor
New York, New York 1022
Attention: Sam Konz
Phone: (212) 527-8204
Facsimile: (212) 308-7180
Email: konz@graciecap.com

(f)	If to Guggenheim Portfolio Company XLII, LLC:

135 East 57th St., 11th Floor
New York, New York 10022
Attention: John Gebbia

(g)	If to Wayland Distressed Opportunities Fund I-B, LLC, Wayland
Distressed Opportunities Fund I-C, LLC or Wayzata Opportunities Fund, LLC:

Wayzata Investment Partners LLC
701 East Lake St., Suite 300
Wayzata, Minnesota 55391
Attention: Susan D. Peterson
Phone: (952) 345-0716
Facsimile: (952) 345-8901
Email: speterson@wayzpartners.com

(h)	If to Structured Finance Americas LLC:

Structured Finance Americas, LLC
c/o Deutsche Bank Securities Inc.
60 Wall Street, 4th Floor
New York, New York 10005
Attention: Angela Lescailli, 14th Floor
Phone: (212) 250-6340
Facsimile: (212) 797-9358
Email: equitynotice@list.db.com

with a copy to:

Structured Finance Americas, LLC
c/o Deutsche Bank Securities Inc.
60 Wall Street, 13th Floor
New York, New York 10005
Attention: Sunil Hariani, 4th Floor
Facsimile: (732) 578-3927

(i)	Baron Investment Funds on behalf of the Baron Small Cap Fund Series:

BAMCO, Inc.
767 Fifth Avenue
49th Floor
New York, New York 10153
Attention: Linda S. Martinson

(j)	If to UBS AG London Branch:

UBS AG London Branch
1285 Avenue of the Americas
New York, New York 10019
Attention: Chris Coward

(k)	If to Peter C. Georgiopoulos:

Peter C. Georgiopoulos
299 Park Avenue
New York, New York 10171
Phone: (212) 763-5620

(l)	If to Harvest Infrastructure Partners Fund LLC

Harvest Infrastructure Partners Fund LLC
c/o Harvest Fund Advisors LLC
485 Devon Park Drive
Suite 110
Wayne, Pennsylvania 19087
Attention: Anthony Merhige
Telephone: (610) 341-9700
Facsimile: (610) 995-9775
Email: amerhige@harvestmlp.com

(m)	If to Howard L. Terry:

The Terry Foundation
3104 Edloe, Suite 205
Houston, Texas 77027
Attention: Edward T. Cotham, Jr., Attorney & Authorized Agent
Telephone: (713) 552-0002, ext. 215
Facsimile: (713) 622-6352

(n)	If to Strome MLP Fund, LP:

Strome MLP Fund, LP
c/o Strome Group
100 Wilshire Boulevard, Suite 1750
Santa Monica, California 90401
Attention: Casey Borman

(o)	If to Gerald Smith:

Nancy A. Cooke
P.O. Box 131405
Houston, Texas 77219
Telephone: (713) 621-9444
Email: NancyACooke@aol.com

(p)	If to Linn Energy:

Linn Energy, LLC
600 Travis, Suite 6910
Houston, Texas 77002
Attention: Kolja Rockov
Facsimile: (281) 605-4189

Linn Energy, LLC
600 Travis, Suite 6910
Houston, Texas 77002
Attention: Charlene A. Ripley
Facsimile: (281) 605-4180

with a copy to:

Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Jeffery K. Malonson, Esq.
Facsimile: (713) 615-5627

or to such other address as Linn Energy or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.
     Section 9.08. Removal of Legend. Linn Energy shall remove the legend described in Section 4.08 from the certificates evidencing the Purchased Units at the request of a Purchaser submitting to Linn Energy such certificates, together with such other documentation as may be reasonably requested by Linn Energy or required by its transfer agent, unless Linn Energy, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that no opinion of counsel shall be required in the event a Purchaser is effecting a sale of such Purchased Units pursuant to Rule 144 under the Securities Act or an effective registration statement. Linn Energy shall cooperate with such Purchaser to effect removal of such legend. Subject to 4.6(c) and Section 5.10(f) of the Limited Liability Company Agreement, the legend described in Section 4.08 shall be removed and Linn Energy shall issue a certificate without such legend to the holder of Purchased Units upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Purchased Units are sold pursuant to an effective Registration Statement, (ii) in connection with a sale, assignment or other transfer, such holder provides Linn Energy with an opinion of a law firm reasonably acceptable to Linn Energy (with any law firm set forth under Section 9.07 being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of such Purchased Units may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides Linn Energy with reasonable assurance that such Purchased Units can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the Securities Act. If Linn Energy shall fail for any reason or for no reason to issue to the holder of such Purchased Units within three trading days after the occurrence of any of clause (i), clause (ii) or clause (iii) above a certificate without such legend to the holder or if Linn Energy fails to deliver unlegended Purchased Units within three trading days of the Purchaser’s election to receive such unlegended Purchased Units pursuant to clause (y) below, and if on or after such trading day the holder purchases (in an open market transaction or otherwise) Units to deliver in satisfaction of a sale by the holder of such Purchased Units that the holder anticipated receiving without legend from Linn Energy (a “Buy-In”), then Linn Energy shall, within three Business Days after the holder’s request and in the holder’s discretion, either (x) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the Units so purchased (the “Buy-In Price”), at which point Linn Energy’s obligation to deliver such unlegended Purchased Units shall terminate, or (y) promptly honor its obligation to deliver to the holder such unlegended Purchased Units as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Units times (B) the closing bid price on the date of exercise.
     Section 9.09. Entire Agreement. This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Linn Energy or a Purchaser set forth herein or therein. This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.
     Section 9.10. Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws.
     Section 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 9.12. Termination.
          (a) Notwithstanding anything herein to the contrary, this Agreement may be terminated on or any time prior to the Closing:
     (i) by the mutual written consent of the Purchasers entitled to purchase a majority of the Purchased Units based on their Commitment Amounts and Linn Energy; or
     (ii) by the written consent of the Purchasers entitled to purchase a majority of the Purchased Units based on their Commitment Amounts or by Linn Energy, (i) if any representation or warranty of the other Party set forth in this Agreement shall be untrue in any material respect when made, or (ii) upon a breach in any material respect of any covenant or agreement set forth in this Agreement on the part of the other Party (either (i) or (ii) above being a “Terminating Breach”); provided, that each Terminating Breach would cause the conditions to the non-terminating Party’s obligations not to be satisfied and such Terminating Breach is not cured within 20 days after written notice from the non-breaching Party.
          (b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate on or any time prior to the Closing:
     (i) if the Closing shall not have occurred on or before June 1, 2007; or
     (ii) if a Law shall have been enacted or promulgated, or if any Action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.
          (c) In the event of the termination of this Agreement as provided in Section 9.12(a) or Section 9.12(b), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any Party hereto, except as set forth in Article IX of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of Linn Energy; provided that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.
     Section 9.13. Expenses. Linn Energy hereby covenants and agrees to reimburse Pillsbury Winthrop Shaw Pittman LLP for reasonable and documented costs and expenses (including legal fees) incurred in connection with the negotiation, execution, delivery and performance of the Basic Documents and the transactions contemplated hereby and thereby, provided that such costs and expenses do not exceed $75,000 and that any request for such expense reimbursement be accompanied by a detailed invoice for such amount. If any action at law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.
     Section 9.14. Recapitalization, Exchanges, Etc. Affecting the Purchased Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Linn Energy or any successor or assign of Linn Energy (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Purchased Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.
     Section 9.15. Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and Linn Energy shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Linn Energy or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Linn Energy or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers and Linn Energy under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

LINN ENERGY, LLC
By:	/s/ Kolja Rockov
Kolja Rockov
Chief Financial Officer

Signature Page to Unit Purchase Agreement

LEHMAN BROTHERS MLP OPPORTUNITY FUND L.P.
By:	/s/ Kyri Loupis
	Name:	Kyri Loupis
	Title:	Senior Vice President

FIR TREE RECOVERY MASTER FUND LP
By:	Fir Tree, Inc., its investment manager

By:	/s/ Brian Meyer
	Name:	Brian Meyer
	Title:	Authorized Person

FIR TREE VALUE MASTER FUND, LP
By:	Fir Tree, Inc., its investment manager

By:	/s/ Brian Meyer
	Name:	Brian Meyer
	Title:	Authorized Person

CREDIT SUISSE MANAGEMENT LLC
By:	/s/ Shawn Sullivan
	Name:	Shawn Sullivan
	Title:	Managing Director

Signature Page to Unit Purchase Agreement

CITIGROUP FINANCIAL PRODUCTS INC.
By:	/s/ Bret Engelkemier
	Name:	Bret Engelkemier
	Title:	Managing Director

GRACIE CAPITAL, LP
By:	/s/ Greg Pearson
	Name:	Greg Pearson
	Title:	Chief Financial Officer

GRACIE CAPITAL II, LP
By:	/s/ Greg Pearson
	Name:	Greg Pearson
	Title:	Chief Financial Officer

GRACIE CAPITAL INTERNATIONAL, LTD.
By:	/s/ Greg Pearson
	Name:	Greg Pearson
	Title:	Chief Financial Officer

GRACIE CAPITAL INTERNATIONAL II, LTD.
By:	/s/ Greg Pearson
	Name:	Greg Pearson
	Title:	Chief Financial Officer

Signature Page to Unit Purchase Agreement

GRACIE CREDIT OPPORTUNITIES MASTER FUND, LP
By:	/s/ Greg Pearson
	Name:	Greg Pearson
	Title:	Chief Financial Officer

GUGGENHEIM PORTFOLIO COMPANY XLII, LLC
By:	/s/ Greg Pearson
	Name:	Greg Pearson
	Title:	Chief Financial Officer

WAYLAND DISTRESSED OPPORTUNITIES FUND I-B, LLC
By:	Wayzata Investment Partners LLC, its Manager

By:	/s/ Blake M. Carlson
	Name:	Blake M. Carlson
	Title:	Authorized Signatory

WAYLAND DISTRESSED OPPORTUNITIES FUND I-C, LLC
By:	Wayzata Investment Partners LLC, its Manager

By:	/s/ Blake M. Carlson
	Name:	Blake M. Carlson
	Title:	Authorized Signatory

Signature Page to Unit Purchase Agreement

WAYLAND OPPORTUNITIES FUND, LLC
By:	Wayzata Investment Partners LLC, its Manager

By:	/s/ Blake M. Carlson
	Name:	Blake M. Carlson
	Title:	Authorized Signatory

STRUCTURED FINANCE AMERICAS LLC
By:	/s/ Jill H. Rathjen
	Name:	Jill H. Rathjen
	Title:	Vice President

STRUCTURED FINANCE AMERICAS LLC
By:	/s/ Sunil Henam
	Name:	Sunil Henam
	Title:	Vice President

BARON INVESTMENT FUNDS TRUST on behalf of the BARON SMALL CAP FUND SERIES
By:	/s/ Illegible
Name:
	Title:	Chief Operating Officer and General Counsel

Signature Page to Unit Purchase Agreement

UBS AG LONDON BRANCH
By:	/s/ Chris Coward
	Name:	Chris Coward
	Title:	Director

PETER C. GEORGIOPOULOS
By:	/s/ Peter C. Georgiopoulos
	Name:	Peter C. Georgiopoulos
Title:

HARVEST FUND ADVISORS LLC on behalf of HARVEST INFRASTRUCTURE PARTNERS FUND LLC
By:	/s/ Anthony Merhige
	Name:	Anthony Merhige
	Title:	Chief Administrative Officer and General Counsel

HOWARD L. TERRY
By:	/s/ Howard L. Terry
	Name:	Howard L. Terry
Title:

Signature Page to Unit Purchase Agreement

STROME MLP FUND, L.P.
By:	/s/ P.W.C. Davies
	Name:	P.W.C. Davies
	Title:	Chief Executive Officer

GERALD H. SMITH
By:	/s/ Gerald H. Smith
	Name:	Gerald H. Smith
Title:

Signature Page to Unit Purchase Agreement